Heritage Oaks Bancorp Press Release Continued
Exhibit 7(c) 99.1

FOR IMMEDIATE RELEASE
1:00 PM PT, July 9, 2003

Quarterly Earnings Press Release

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the Company) and its subsidiary, Heritage Oaks Bank (the Bank), announced the results of operations through the end of the second quarter June 30, 2003. Mr. Ward stated "for the six months ending June 30, 2003, the Company reported earnings of $1,703,859, or $0.54 per share on a fully diluted basis. This represents a 42% improvement over earnings of $1,199,641 or $0.38 per share on a fully diluted basis for the same period in 2002. For the six months ending June 30, 2003, the Company reported Return on Average Assets ( ROAA) and Return On Average Equity
(ROE)  of  1.07%  and  16.33%,  respectively".

Mr. Ward went on to say that at June 30, 2003, "the Company reported growth in assets of 24%, growth in loans net of reserves of 26%, growth in deposits of 33% and growth in equity capital of 25% over the levels at the same period in 2002. " A strong economic climate and strong loan demand are the primary drivers behind the robust growth figures. Deposit growth is also reflective of a strong real estate market driven by historically low mortgage interest rates.

Below is a summary un-audited balance sheet data for the periods ending June 30:
(amounts  in  thousands)

                          2002      2003
Total Assets            $282,652  $349,753
Loans, net of reserves  $166,825  $209,553
Deposits                $217,257  $289,606
Equity Capital          $ 17,525  $ 21,840

Below is summary un-audited income statement data for: (amounts in dollars)

          Three Months Ending      Six Months Ending
                June 30,                June 30,
                  2002        2003        2002        2003

Net Interest
Income         $2,989,318  $3,603,149  $5,899,240  $6,947,628
Non-Interest
Income         $  797,885  $  927,178  $1,580,001  $1,828,458
Non-Interest
Expense        $2,677,534  $2,979,768  $5,355,930  $5,848,491
Income Tax
Expense        $  328,249  $  546,269  $  638,670  $  973,736
Net After Tax
Income         $  631,420  $  879,290  $1,199,641  $1,703,859


Information regarding Heritage Oaks Bancorp stock may be acquired using the call sign of HEOP or accessed on line at www.heritageoaksbank.com. Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Co at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Sandler O'Neill & Partners, L.P. at 1-800-635-6860 or by
Contacting Tana Eade-Davis AVP, Shareholder Relations Officer at Heritage Oaks Bank.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company's operations, interest rates and financial policies of the United States


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government and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                                      -End


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